Exhibit (a)(1)(D)

Offer to Purchase for Cash

Up to 2,775,126 Shares of Common Stock

of

Siebert Financial Corp.

at

$1.20 Net Per Share

by

Kennedy Cabot Acquisition, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 3, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 6, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Kennedy Cabot Acquisition, LLC., a Nevada limited liability company (“Purchaser”), to act as Information Agent in connection with Purchaser’s offer to purchase 2,775,126 Shares of common stock, par value $0.01 per share (the “Shares”) of Siebert Financial Corp., a New York corporation (“Siebert” or the “Company”), a purchase price of $1.20 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated as of September 6, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Terms not defined herein shall have the meanings ascribed in the Offer to Purchase.

The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions, including, among other things approval by FINRA, pursuant to FINRA Rule 1017 of the indirect change in control of the Broker/Dealer as a result of the Majority Share Purchase (“FINRA Approval”) by the Purchaser. A summary of the principal terms of the Offer appears on pages (i) through (iv) of the Offer to Purchase.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1. Offer to Purchase, dated September 6, 2016;

2. Siebert’s Solicitation/Recommendation Statement on Schedule 14D-9;

3. Letter of Transmittal to be used by shareholders of Siebert in accepting the Offer and tendering Shares;

4. Notice of Guaranteed Delivery; and

5. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

The Offer is being made by the Purchaser pursuant to the Acquisition Agreement, dated as of September 1, 2016, by and among, Siebert, the Estate of Muriel F. Siebert (the “Majority Shareholder”), and the Purchaser (as it may be amended or supplemented from time to time, the “Acquisition Agreement”). The 2,775,126 Shares covered by the Offer to Purchase represent all issued and outstanding Shares other than the 19,310,000 Shares owned by the Majority Shareholder which the Purchaser is required to purchase from the Majority Shareholder pursuant to the terms and subject to the conditions in the Acquisition Agreement immediately following the consummation of the Offer (the “Majority Share Purchase”).

Siebert’s board of directors (the “Company Board”) unanimously (i) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer, are fair to, and in the best interests of Siebert shareholders, and (ii) approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer, in accordance with the New York Business Corporation Law (the “BCL”), and (iii) resolved to remain neutral and not to make a recommendation regarding whether Siebert shareholders should accept the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company, LLC (the “Depositary”) of its acceptance for payment of such Shares pursuant to the Offer. In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of any book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither Siebert nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or as otherwise described in Section 16 the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Daylight Time, at the end of October 3, 2016, unless the Offer is extended or earlier terminated.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Time, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER OR SIEBERT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OTHER THAN THE ENCLOSED DOCUMENTS OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street. 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269 5550

All others call toll free (U.S. only): (888) 540-8736

Email: sieb@dfking.com

- 2 -